Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made as of the 22nd day of February, 2007 between ROYAL BANCSHARES OF PENNSYLVANIA, INC. (“Corporation”), a Pennsylvania business corporation having a place of business at 732 Montgomery Avenue, Narberth, Pennsylvania 19072, ROYAL BANK AMERICA (“Bank”) a state chartered bank having a place of business at 732 Montgomery Avenue, Narberth Pennsylvania 19072, and Murray Stempel, III (“Executive”), an individual residing at 633 Robinson Lane, Haverford, PA 19041.
WITNESSETH:
     WHEREAS, Corporation, Bank and Executive previously entered into an employment agreement dated August 20, 2004, for Executive to serve in the capacity of Senior Vice President of each of Corporation and Bank;
     WHEREAS, as a result of the American Jobs Creation Act, the Corporation and Bank desire to enter into this amended and restated Agreement; and
     WHEREAS, the Corporation, Bank and Executive have entered into an agreement dated September 22, 2006 that contains errors concerning a 1.99 salary multiple and term that Corporation, Bank and Executive desire to correct.
     WHEREAS, Executive desires to accept employment with Corporation and Bank on the terms and conditions set forth herein.
     AGREEMENT:
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.	Employment. Corporation and Bank hereby employ Executive and Executive hereby accepts employment with Corporation and Bank, under the terms and conditions set forth in this Agreement.

2.	Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of Corporation and Bank as may be assigned to Executive from time to time by the Board of Directors of Corporation and Bank. Executive shall be employed as Executive Vice President and Chief Lending Officer of Corporation and Bank, and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation and Bank. Executive shall devote his full time, attention and energies to the business of Corporation and Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization or (c) being involved in any other activity with the prior approval of the Board of Directors of Corporation and Bank. Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation or Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with Corporation or Bank.

3.	Term of Agreement.
(a)	The period of Executive’s employment under this Agreement shall be deemed to have commenced as of August 18, 2004 and shall continue for a period of twenty-four (24) full calendar months thereafter (the “Employment Period”). Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the Board of Directors of the Corporation or Bank or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 3 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the second anniversary of the date of such written notice.

(b)	Notwithstanding anything herein contained to the contrary: (i) Executive’s employment with the Corporation or Bank may be terminated by the Corporation or Bank or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement; (ii) nothing in this Agreement shall mandate or prohibit a continuation of Employee’s employment following the expiration of the term of the Agreement upon such terms as the Board and Executive may mutually agree.

(c)	Notwithstanding the previous provision of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation and Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:
(i)	Executive’s conviction of or plea of guilty or nolo contendere to a felony a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of sixty (60) consecutive days or more;

(ii)	Executive’s willful failure to follow the good faith lawful instructions of the Board of Directors of Corporation or Bank with respect to their operations, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation; or

(iii)	Executive’s willful failure to substantially perform Executive’s duties to Corporation or Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (g) of this Section 3, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation, which failure results in injury to Corporation or Bank, monetarily or otherwise.

(iv)	Executive’s intentional violation of the provisions of this Agreement, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;

(v)	dishonesty of Executive in the performance of his duties, as reasonably determined by a vote of seventy-five percent (75%) of the directors of the Board of Directors;

(vi)	Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 9(e) of the Federal Deposit Insurance Act or any applicable Regulatory Agency.

(vii)	the willful engaging by Executive in misconduct injurious to the Corporation or Bank after notice from Corporation or Bank, and a failure to cure such conduct within twenty (20) days;

(viii)	the breach of Executive’s fiduciary duty to the Corporation or Bank involving personal profit;

(ix)	the willful violation of (1) any material law, rule or regulation applicable to Corporation or Bank or (2) any final cease and desist order issued by an applicable regulatory agency;

(x)	conduct on the part of Executive that brings public discredit to Corporation or Bank or that is clearly contrary to the best interests of Corporation or Bank as reasonably determined by a vote of seventy-five percent (75%) of the directors of the Board of Directors;

(xi)	unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of Corporation or Bank as reasonably determined by seventy-five percent (75%) of the disinterested members of the Board of Directors following an investigation of the claims by a third party;

(xii)	any act of fraud or misappropriation against the Corporation, the Bank, or their customers, employees, contractors or business associates;

(xiii)	intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied materially misleading, in application or other information provided by Executive to Corporation or Bank in connection with Executive’s employment with Corporation or Bank; or

(xiv)	the existence of any material conflict between the interests of Corporation or Bank and Executive that is not disclosed in writing by Executive to Corporation or Bank prior to action and approved in writing by the Board of Directors, and, after notice from Corporation or Bank, a failure to cure such conflict within twenty (20) days of said notice.
(d)	Notwithstanding the foregoing, Executive’s employment under this Agreement shall not be deemed to have been terminated for “Cause” under this Section 3(c) above if such termination took place solely as a result of:
(i)	Questionable judgment on the part of Executive;

(ii)	Any act or omission believed by Executive, in good faith, to have been in, or not opposed to, the best interests of Corporation or Bank (or its affiliated companies); or

(iii)	Any act or omission in respect of which a determination could properly be made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Charter or By-laws of Corporation or Bank or the directors’ and officers’ liability insurance of Corporation or Bank, in each case as in effect at the time of such act or omission.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination.
(e)	Notwithstanding the previous provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for Good Reason. The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Executive’s status as Executive Vice President and Chief Lending Officer of Corporation or Bank, (ii) a reassignment which requires Executive to move his principal residence, (iii) any removal of Executive from office or any adverse change in the terms and conditions of Executive’s employment, except for any termination of Executive’s employment under the provisions of Section 3 hereof, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, (v) any failure of Corporation and Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Corporation and Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees. If such termination occurs for Good Reason, then Corporation and Bank shall pay Executive an amount equal to 1.99 times Executive’s Base Amount as defined in subsection (j) of this Section 3, and shall be subject to federal, state and local tax withholdings. Such payment shall be paid to Executive in a lump sum. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), not to exceed One Hundred and Twenty percent (120%) of Bank’s cost to provide such benefits to an employee. However, in the event the payment described herein, when added to all other amounts of benefits provided to or on behalf of Executive in connection with termination of his employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall be retroactively (if necessary) increased to the extent necessary to cover such excise tax imposition.

At the option of Executive, exercisable by Executive within ninety (90) days after the occurrence of the event constituting “Good Reason,” Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to Corporation and Bank and the provisions of this Section 3(e) hereof shall thereupon apply.

(f)	Executive may file with the Company an election to receive the severance amount provided for pursuant to Section 3(e) in installments.
(i)	If Executive elects installment payments then the severance amount described in Section 3(e) shall be paid in twenty-four (24) equal monthly installments beginning on the 5th anniversary of the payment date that the lump-sum severance amount would have been paid.

(ii)	Notwithstanding anything to the contrary, Executive’s election to receive installment payments of the severance amount pursuant to this Section 3(f) must be made at least twelve (12) months prior to Executive’s termination of employment. An election by Executive made within the twelve (12) month period prior to Executive’s termination of employment shall be null and void and the severance amount shall be paid in accordance with Section 3(e).
(g)	Notwithstanding the previous provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination without further compensation due Executive.

(h)	Notwithstanding the previous provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination without further compensation due Executive.

(i)	Executive agrees that in the event his employment under this Agreement is terminated, unless (1) Executive maintains an ownership interest in the Corporation of five percent (5%) or more, or (2) termination is due to retirement, Executive shall resign as a director of Corporation and Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(j)	The term “Base Amount” shall equal the base amount as defined by 26 U.S.C. §280G(b)(3) which generally includes all compensation for services (excluding directors’ fees, if any) for five years prior to the year during which the Change in Control occurs divided by five, except that the calculation of the Base Amount shall not include any compensation resulting from director fees; or the granting, the vesting or exercise of any stock options.
4.	Employment Period Compensation.
(a)	Annual Base Salary. For services performed by Executive under this Agreement, Corporation and Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $175,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Corporation or Bank. Corporation and/or Bank may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or Bank or any committee of such Board in the resolutions authorizing such increases.

(b)	Bonus. For services performed by Executive under this Agreement, Corporation and/or Bank may, from time to time, pay a bonus or bonuses (including payments made under Bank Profit Sharing Incentive Plan) to Executive as Corporation and/or Bank, in their sole discretion, deem appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Corporation and/or Bank to Executive provided for in this Agreement.

(c)	Vacations. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank. However, Executive shall not be entitled to receive any additional compensation from Corporation and Bank for Failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of Corporation and Bank.

(d)	Automobile. During the term of this Agreement, Corporation and Bank shall provide Executive with an automobile or automobile allowance consistent with the current practice at the date of signing of this agreement.

(e)	Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Corporation and Bank, subject to the terms of said plan, until such time that the Boards of Directors of Corporation and Bank authorize a change in such benefits. Corporation and Bank shall provide Executive with disability coverage. Corporation and Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(f)	Retirement Health Benefits. Provided that Executive’s employment has not been terminated prior to retirement, Executive shall be entitled to receive medical insurance benefits comparable to the benefits received by full-time employees of the bank, commencing with the later of (1) the date of Executive’s retirement, or (2) the date of Executive’s 60th birthday, and terminating on the earlier of (1) the date that Executive becomes eligible for Medicaid, or (2) the date of Executive’s 65th birthday. If Corporation and Bank cannot provide such benefits because Executive is no longer an employee, Executive shall annually receive a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially equal benefits), not to exceed one hundred and twenty percent (120%) of Bank’s cost to provide such benefits to other employees.

(g)	Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Corporation and Bank for their executive officers. For the purpose of this Agreement, business expenses shall include dues paid for a country club membership, with said country club membership reimbursement subject to an annual cap established by the Compensation Committee.

5.	Termination of Employment Following Change in Control.

(a)	If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and, thereafter, if at any time during the term of this Agreement there shall be:
(i)	any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(c) of this Agreement;

(ii)	any reduction in Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such may be increased from time to time during the term of this Agreement;

(iii)	the assignment to Executive of duties inconsistent with Executive’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(iv)	any reassignment of Executive to a location greater than fifty (50) miles from the location of Executive’s office on the date of the Change in Control;

(v)	any significant reduction in Executive’s compensation as provided in Section 4 in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(vi)	any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of Corporation or Bank’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

(vii)	any requirement that Executive travel in performance of his duties on behalf of Corporation or Bank for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred; or

(viii)	any sustained pattern of interruption or disruption of Executive for matters substantially unrelated to Executive’s discharge of Executive’s duties on behalf of Corporation and Bank;

then, at the option of Executive, exercisable by Executive within ninety (90) days of the Change in Control and occurrence of any of the foregoing events, Executive may resign from employment with Corporation and Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Corporation and Bank and the provisions of Section 6 of this Agreement shall apply. In addition, notwithstanding the payments to Executive contemplated by Section 6, if Executive is requested by the Corporation, Bank, or a successor thereto to remain in the employ of the Corporation, Bank, or a successor to the Corporation or Bank following the Date of Change of Control, Executive expressly agrees, subject to the condition set forth below, to remain in the employ of the Corporation, Bank, or a successor to the Corporation or Bank for not less than six months following the Date of Change of Control. The Corporation, Bank, or successor to the Corporation or Bank shall have the right to request Executive remain in the employ of the Corporation, Bank, or a successor to the Corporation or Bank for a period of less than six months following the Date of Change of Control. Executive agrees to remain an employee of the Corporation, Bank or successor to the Corporation or Bank pursuant to their request conditioned upon Executive being compensated in the same amount and on the same terms as he was compensated immediately prior to the Date of Change of Control, including participation in all employee benefit plans to which he would otherwise be entitled.
(b)	As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:
(i)	(A) a merger, consolidation or division involving Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Corporation or Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Corporation or Bank; or

(ii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation or Bank’s then outstanding securities; provided; however, that for the purposes of this Agreement, a Change-in-Control shall not result from any transfer of ownership, which would otherwise cause the transferee to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, to a family member of Daniel M. Tabas, who is not currently a director or an officer of the Corporation or the Bank, of securities of the Corporation, which are solely or jointly owned or titled in the name of Daniel M. Tabas, the estate of Daniel M. Tabas, or any trust, proxy, power of attorney, pooling arrangement or any other contract or arrangement or other special purpose entity in which Daniel M. Tabas either is the grantor, settlor, or he otherwise caused to be formed; or controls the voting rights or disposition of shares of the Corporation; or

(iii)	during the period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-seven percent (67%) of the directors then in office who were directors at the beginning of the period; or

(iv)	any other change in control of Corporation and Bank similar in effect to any of the foregoing.
6.	Rights in Event of Termination of Employment Following Change in Control.
(a)	In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Corporation and Bank, Executive shall be absolutely entitled to receive the compensation and benefits set forth below:
(i)	If, at the time of termination of Executive’s employment, a “Change in Control” (as defined in Section 5(b)(i) of this Agreement) has also occurred, Corporation or Bank shall pay Executive an amount equal to and no greater than 1.99 times Executive’s Base Amount as defined in subsection (j)of Section 3, minus applicable taxes and withholdings. Such payment shall be paid in a lump sum. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), not to exceed One Hundred and Twenty percent (120%) of Bank’s cost to provide such benefits to an employee. However, if the payment described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) increased to the extent necessary to cover such excise tax imposition.
(b)	Executive may file with the Company an election to receive the severance amount provided for pursuant to Section 6(a)(i) in installments.
(i)	If Executive elects installment payments then the severance amount described in Section 6(a)(i) shall be paid in twenty-four (24) equal monthly installments beginning on the 5th anniversary of the payment date that the lump-sum severance amount would have been paid.

(ii)	Notwithstanding anything to the contrary, Executive’s election to receive installment payments of the severance amount pursuant to this Section 6(b) must be made at least twelve (12) months prior to Executive’s termination of employment. An election by Executive made within the twelve (12) month period prior to Executive’s termination of employment shall be null and void and the severance amount shall be paid in accordance with Section 6(a)(i).
7.	Rights in Event of Termination of Employment Absent Change in Control.
(a)	In the event that Executive’s employment is involuntarily terminated by Corporation and/or Bank without Cause and no Change in Control shall have occurred at the date of such termination, Corporation and Bank shall pay Executive an amount equal to 1.99 times Executive’s Base Amount as defined in subsection (j) of this Section 3, and shall be subject to federal, state and local tax withholdings. Such payment shall be paid in a lump sum. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits) not to exceed one hundred twenty percent (120%) of Bank’s cost to provide such benefits to an employee. However, if the payment described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) increased to the extent necessary to cover such imposition.

(b)	Executive may file with the Company an election to receive the severance amount provided for pursuant to Section 7(a) in installments.
(i)	If Executive elects installment payments then the severance amount described in Section 7(a) shall be paid in twenty-four (24) equal monthly installments beginning on the 5th anniversary of the payment date that the lump-sum severance amount would have been paid.

(ii)	Notwithstanding anything to the contrary, Executive’s election to receive installment payments of the severance amount pursuant to this Section 7(b) must be made at least twelve (12) months prior to Executive’s termination of employment. An election by Executive made within the twelve (12) month period prior to Executive’s termination of employment shall be null and void and the severance amount shall be paid in accordance with Section 7(a).
8.	Payment to Key Employees. Notwithstanding anything to contrary, if Executive is a Key Employee of the Corporation or designated as a Key Employee as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then any payment under this Agreement to be made as a result of Executive’s termination of employment shall not be made before the date which is six (6) months after the date of Executive’s termination of employment with the Corporation and the Bank.

9.	Covenant Not to Compete.
(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof; Executive shall not:
(i)	be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in any county in which, at any time during the Employment Period, or at the date of termination of Executive’s employment, a branch, office or other facility of Corporation or Bank or any of their subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

(ii)	provide financial or other assistance to any person, firm, corporation, or enterprise engage in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area; or

(iii)	solicit current and former customers of Corporation, Bank or any Corporation subsidiary in the Non-Competition Area; or

(iv)	solicit current or former employees of Corporation, Bank or any Corporation subsidiary.
Notwithstanding the foregoing, Executive shall not be prohibited from making personal investments, loans, or real estate transactions comparable to such transactions which would have been permitted during Executive’s employment with the Corporation or Bank.

(b)	It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for Corporation and Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The provisions of this Section 9 shall be applicable commencing on the date of this Agreement and ending on the second anniversary date of the effective date of termination of employment.

(d)	The provision of Section 10 will apply during the period of enforcement of the Covenant not to Compete as defined in Section 9(c).

(e)	In the event that Bank breaches this Agreement, this Section 9 of the Agreement and specifically the time periods set forth in Section 9(c) shall be voided.

(f)	Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to Corporation and Bank for which they will have no adequate remedy at law and the Corporation and Bank shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages. Executive agrees to personal jurisdiction in the Common Pleas Court of Montgomery County, Pennsylvania or the U.S. District Court for the Eastern District of Pennsylvania. In the event that Corporation or

Bank obtains injunctive relief, Executive will promptly reimburse the Corporation and Bank for reasonable attorney fees and any other costs associated with the litigation.
10.	Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Corporation and Bank, any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation and Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging in Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.

11.	Liability Insurance. Corporation and Bank shall use their best efforts to obtain insurance coverage for Executive under an insurance policy covering officers and directors of Corporation and Bank against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation and/or Bank to obtain such insurance, if the Board of Directors of the Corporation and/or Bank determine that such coverage cannot be obtained at a reasonable price.

12.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Corporation and Bank, in the case of notices to Corporation and Bank.

13.	Waiver. No provision of this Agreement many be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.	Assignment. This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.

15.	Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

16.	Successors; Binding Agreement.
(a)	Corporation and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Corporation and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation and Bank would be required to perform it if no such succession had taken place. Failure by Corporation and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement, “Corporation” and “Bank” shall mean Corporation and Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.
17.	Arbitration. Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable roles then in effect (“Rules”). Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein. In the event that Executive terminates pursuant to Section 6 herein, and any dispute arising under or in conjunction with Executive’s termination is resolved in Executive’s favor, whether by judgment, arbitration or settlement, Executive shall be entitled to the reimbursement by Corporation or Bank of all reasonable legal fees paid or incurred by Executive in resolving such dispute.

18.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

20.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ROYAL BANCSHARES OF PENNSYLVANIA, INC.

/s/ George McDonough George McDonough, Secretary	By	/s/ Robert R. Tabas Robert R. Tabas, Chairman

ROYAL BANK AMERICA

/s/ George McDonough George McDonough, Secretary	By	/s/ Joseph P. Campbell Joseph P. Campbell, President and CEO

WITNESS:

/s/ Patricia Bilotta	/s/ Murray Stempel, III

Patricia Bilotta	Murray Stempel, III
Executive Vice President and Chief Lending Officer, “Executive”